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                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF COOLEY GODWARD LLP]

October 22, 1998

Javelin Systems, Inc.
17891 Cartwright Road
Irvine, CA 92614

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Javelin Systems, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 1,100,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), for issuance upon exercise of options granted under the Company's 1997 Equity Incentive Plan, as amended (the "1997 Plan") and options available for grant under the Company's 1997 Plan.

In connection with this opinion, we have examined and relied upon the Registration Statement, the 1997 Plan, the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and 1997 Plan, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


Cooley Godward LLP



Jeremy D. Glaser